Exhibit 10.2
6 May 2010
Glyn Jones
[Address]
Dear Glyn
Further to the meetings of the Board of Directors of Aspen Insurance Holdings Limited (the “Company”) held on 9th February and 28th April 2010, I am writing to confirm the revised arrangements for your compensation for serving as Chairman of the Board and as a Director of the Company.
The terms of this letter will serve as an amendment the letter between you and the Company dated 19 April 2007 (the “Letter of Appointment”), the terms of which remain in full force and effect subject to the changes noted below.
With effect from 10th February 2010, it is agreed as follows:
1.	The first sentence of paragraph 4.1 of the Letter of Appointment will be deleted in its entirety and replaced with the following:

“You will normally be required to provide your services as Chairman for an average of approximately 70 days per annum.”

2.	You will no longer be eligible for an annual bonus. Accordingly, paragraph 5.2 of the Letter of Appointment will be deleted in its entirety and replaced with the phrase “[Paragraph omitted]”

3.	The current paragraph 5.3 of the Letter of Appointment will be deleted in its entirety and replaced with the following:
“5.3 For each year in which you serve as Chairman, you will be considered for an annual grant of Restricted Stock Units, subject to and in accordance with the rules of the Aspen Insurance Holdings Limited 2006 Stock Incentive Plan for Non-Employee Directors Share Incentive Plan, as amended from time to time (the “Plan”). For the year from 9 February 2010 to 8 February 2011 this will be an award of Restricted Stock Units to the value of $500,000. The value of the Restricted Stock Award made to you in future
Aspen Insurance Holdings Limited
Maxwell Roberts Building 1 Church Street Hamilton Bermuda HM 11
T +1 441 295 8201 F +1 441 295 1829 W aspen.bm

years will be assessed by the Board annually based on the performance of the Company and your actual time commitment to the Company during the previous year, but in no event will be less than $200,000 per annum. All Restricted Stock Units granted to you will vest over a 12 month period, with 1/12th vesting on each month following the date of grant. Please see the rules of the Plan for more details”
Please sign and return a copy of this letter in order to indicate your acceptance of its terms.
Yours sincerely,
Chris O’Kane
for and on behalf of
Aspen Insurance Holdings Limited
I hereby agree to the terms of the above letter as an amendment to the terms of my Letter of Appointment dated 19 April 2007.

Glyn Jones	Date